Exhibit 3.1
NATIONAL STORAGE AFFILIATES TRUST

ARTICLES SUPPLEMENTARY
6.000% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES OF BENEFICIAL INTEREST

May 19, 2021

National Storage Affiliates Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Trust (the “Board of Trustees”) by Article VI of the declaration of trust of the Trust (the “Declaration of Trust”) and Section 8-203 of the Maryland REIT Law (“Title 8”), the Board of Trustees and a duly-authorized committee thereof have previously classified an aggregate of 23,369,566 preferred shares of beneficial interest, $0.01 par value per share (“Preferred Shares”), as a separate class of Preferred Shares designated as the “6.000% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest” (“Series A Preferred Shares”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the Articles Supplementary of the Trust, accepted for record by the Department on October 10, 2017 (the “2017 Articles Supplementary”).
SECOND: Pursuant to the authority expressly vested in the Board of Trustees by Article VI of the Declaration of Trust and Section 8-203 of Title 8, the Board of Trustees classified an additional 8,358,458 Preferred Shares as Series A Preferred Shares, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the 2017 Articles Supplementary and the Declaration of Trust, with the result that the Trust shall now have authorized an aggregate of 31,728,024 Series A Preferred Shares.
THIRD: These Articles Supplementary has been approved by the Board of Trustees in the manner and by the vote required by law.
FOURTH: These Articles Supplementary shall be effective at 5:00 p.m. on May 19, 2021.
FIFTH: The undersigned acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer as of the date first written above.

ATTEST:		NATIONAL STORAGE AFFILIATES TRUST

By:	/s/ Brandon S. Togashi	By:	/s/ Tamara D. Fischer
Name:	Brandon S. Togashi	Name:	Tamara D. Fischer
Title:	Executive Vice President, Chief Financial Officer and Treasurer	Title:	President and Chief Executive Officer